EXHIBIT 4.1

FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE, dated as of February 9, 2005 (this “Supplemental Indenture”), by and between PROLOGIS (formerly ProLogis Trust and prior thereto Security Capital Industrial Trust), a real estate investment trust organized under the laws of the State of Maryland having its principal office at 14100 E. 35th Place, Aurora, Colorado 80011 (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), having a corporate trust office at Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005, as successor Trustee (in such capacity, the “Trustee”) under the Base Indenture (defined below).

RECITALS OF THE COMPANY

     The Company and the Trustee have heretofore entered into an Indenture dated as of March 1, 1995 (the “Base Indenture”) between the Company and the Trustee, providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsubordinated indebtedness (the “Securities”).

     Section 901(9) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Base Indenture which shall not be inconsistent with the provisions of the Base Indenture or to make any other changes, provided that in each case, such provisions shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect.

     The Company has entered into a Security Agency Agreement dated as of August 8, 2003 (the “Security Agency Agreement”) with Bank of America N.A, as U.S. agent, ABN AMRO Bank N.V., as European agent, and Bank of America, N.A., as collateral agent, providing for the pledge of certain intercompany receivables (the “Pledged Receivables”), and the Security Agency Agreement permits the Company to designate other unsecured creditors (including the Holders of Securities) as beneficiaries of the Pledged Receivables and further permits the Company to revoke any such designation upon compliance with certain provisions thereof.

     On November 12, 2003, the Holders of Securities received the benefit of the pledge of the Pledged Receivables upon the designation of all indebtedness issued pursuant to the Base Indenture (as supplemented or amended from time to time) as Designated Senior Debt (as defined in the Security Agency Agreement) in accordance with the Security Agency Agreement.

     The Company believes that it is in the best interest of the Holders of Securities to amend the Base Indenture as herein provided in order to continue providing Holders of the Securities with the benefit of the pledge of the Pledged Receivables; provided, however, that the Company shall not have any obligation to continue to provide the Holders of the Securities with such benefit.

     The Board of Trustees of the Company, has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture.

     All things necessary to make the Base Indenture, as hereby modified, a valid agreement of the Company, in accordance with its terms, have been done.

     NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises and of the covenants contained herein and in the Base Indenture, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of Notes, as follows:

ARTICLE ONE
RELATION TO BASE INDENTURE; DEFINITIONS

     Section 1.1. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture.

     Section 1.2. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture;

ARTICLE TWO
COVENANTS

     Section 2.1. Limitations on Incurrence of Debt. Section 1004(e) of the Base Indenture is hereby amended and restated in its entirety to read as follows:

     “In addition to the limitations set forth in subsections (a), (b), (c) and (d) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Company or any Subsidiary, whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary (excluding the Securities so long as (i) all Securities are equally and ratably secured and (ii) the mortgage, lien, charge, pledge, encumbrance or security interest securing the Securities arises pursuant to or in connection with the Security Agency Agreement dated as of August 8, 2003 among the Company, Bank of America N.A, as U.S. agent, ABN AMRO Bank N.V., as European agent, and Bank of America, N.A., as collateral agent, as amended, supplemented, restated, amended and restated or otherwise modified from time to time or replaced with a substantially similar agreement) is greater than 40% of the sum of (without duplication) (i) the Company’s Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.”

     Section 2.2. Notice. The Company shall file with the Trustee notice in accordance with Section 105 of the Base Indenture of (i) any revocation of the designation of the Securities as Designated Senior Debt in accordance with the Security Agency Agreement or (ii) any amendment, supplement, restatement, amendment and restatement, other modification or replacement of the Security Agency Agreement. Delivery of any such notice shall be for informational purposes only and the Trustee shall have no obligation to provide notice to the Holders of such occurrence or to take any other action with respect thereto.

ARTICLE THREE
MISCELLANEOUS PROVISIONS

     Section 3.1. This Supplemental Indenture shall be effective as of the opening of business on the date first above written upon the execution and delivery hereof by each of the parties hereto.

     Section 3.2. Except as expressly modified or amended hereby, the Base Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved.

     Section 3.3. Except as expressly amended hereby, the Base Indenture shall continue in full force and effect in accordance with the provisions thereof and the Base Indenture is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Base Indenture in the manner and to the extent herein and therein provided.

     Section 3.4. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

     Section 3.5. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 3.6. The Trustee shall have not any responsibility for the Recitals of the Company hereto, which Recitals are made by the Company alone, or for the validity or sufficiency of this Supplement Indenture.

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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and the Company has caused its seal to be hereunto affixed and attested, all as of the day and year first above written.

PROLOGIS

		By:	/s/ M. Gordon Keiser, Jr.

M. Gordon Keiser, Jr.
Senior Vice President

[SEAL]

Attest:

By:	/s/ Edward S. Nekritz

Edward S. Nekritz
Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee as aforesaid

		By:	/s/ Ward A. Spooner

Ward A. Spooner
Vice President

Attest:

By:	/s/ Angelita L. Pena

Assistant Vice President

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